Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 27, 2007 (except Note 10, as to which the date is February  , 2008), in the Amendment No. 4 to the Registration Statement (Form S-1 No. 333-146162) and related Prospectus of Mako Surgical Corp. dated January 31, 2008.
Fort Lauderdale, Florida
February     , 2008
The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in Note 10 to the financial statements.
/s/ Ernst & Young LLP
Certified Public Accountants
Fort Lauderdale, Florida
January 24, 2008